Exhibit 2.1

Description of Securities

Registered Pursuant to Section 12 of the

Securities Exchange Act of 1934

As of December 31, 2021, Lilium N.V. (the “Company”, “Lilium”, “we”, “us”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (a) class A ordinary shares with a nominal value of €0.12 per share (“Class A Shares”), and (b) warrants to purchase Class A Shares (“Warrants”).

The following descriptions do not purport to be complete and are subject to the Company’s Articles of Association and Warrant Agreement, as amended pursuant to an Assignment, Assumption and Amendment Agreement, relating to the Warrants, copies of which have been filed as exhibits to the Company’s Annual Report on Form 20-F (“Form 20-F”) of which this Exhibit 2.1 is a part, and, in the case of the articles of association, are subject to provisions of applicable Dutch law. Capitalized terms used but not defined herein have the meanings given to them in the Form 20-F.

Overview

We were incorporated as Qell DutchCo B.V on March 11, 2021 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law and were renamed to Lilium B.V. by separate deed of amendment of the articles of association on April 8, 2021. In connection with the consummation of the Business Combination, we converted into a Dutch public limited liability company (naamloze vennootschap) pursuant to a deed of conversion and amendment of our articles of association adopted on September 10, 2021 (as so amended, the “articles of association”). We are registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 82165874.

The Company’s ordinary shares are subject to, and have been created under, Dutch law. Set forth below is a summary of relevant information concerning the material provisions of the articles of association and applicable Dutch law.

Lilium is a Dutch public limited liability company (naamloze vennootschap). Lilium has a one-tier board structure which consists of nine members, one executive director and eight non-executive directors, as discussed in more detail under “Management — Executive Officers and Directors.”

Share Capital

Authorized Share Capital

Under Dutch law, the authorized share capital of a public limited liability company is the maximum capital that we may issue without amending the articles of association and may be a maximum of five times the issued capital. The articles of association provide for an authorized share capital in the amount of €194,454,208.32.

Our authorized share capital is divided into:

•	1,498,386,411 Class A Shares with a nominal value of €0.12 per share;
•	24,413,065 Class B Shares with a nominal value of €0.36 per share; and

•	24,413,065 Class C Shares with a nominal value of €0.24 per share.

Issued Share Capital

Our issued and outstanding share capital as of December 31, 2021 consists of:

•	260,869,915 Class A Shares; and
•	24,413,065 Class B Shares.

We also held 375,000 issued Class A Shares as treasury shares as of December 31, 2021.

Issuance of Lilium Shares

Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of the General Meeting. The articles of association provide that the Class A Shares and Class B Shares (the “Lilium Shares”) may be issued pursuant to (i) a resolution proposed by the Board and adopted by the General Meeting or (ii) a resolution of the Board if, pursuant to a resolution of the General Meeting, the Board has been authorized for a specific period not exceeding five years to issue Lilium Shares. Pursuant to the articles of association, the General Meeting may authorize the Board to issue Lilium Shares or grant rights to subscribe for Lilium Shares. The authorization can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent, that such authorization is effective, the General Meeting will not have the power to issue Lilium Shares or grant rights to subscribe for Lilium Shares. Pursuant to the articles of association, Lilium Shares shall be issued up to the amount of the authorized share capital (from time to time). The Board is irrevocably authorized to issue Lilium Shares and to grant rights to subscribe for Lilium Shares for a period of five years and up to 25% of the issued share capital, both as from September 14, 2021, the date of the closing of the Business Combination.

Conversion of Class B Shares

Class B Shares may only be Transferred (as defined in the articles of association) to (i) Permitted Transferees (as defined in the articles of association) or (ii) Lilium. A Class B Share will be converted into one Class A Share and one Class C Share (in accordance with the articles of association) upon the occurrence of a Conversion Event or a Shares B Compulsory Conversion Event (each as defined in the articles of association). If a Class C Share is held by anyone other than Lilium (regardless as a consequence of conversion), such holder of Class C Shares (a “Transferor”) must notify Lilium of this fact by written notice within three days after the occurrence of such event, following the failure of which Lilium is irrevocably empowered and authorized to offer and transfer the relevant Class C Shares. The Transferor, other than Lilium itself, must transfer such Class C Shares to Lilium for no consideration. The end result of the conversion of Class B Shares is that a Lilium shareholder acquires one Class A Share for each converted Class B Share. If Lilium fails to accept the offered Class C Shares from the Transferor within three months after receipt of notice, the Transferor’s dividend rights attached to its Class C Shares will revive.

Preemptive Rights

Under the articles of association, each holder of Class A Shares or Class B Shares (as applicable) shall have a preemption right pro rata to the total number of (in aggregate) Class A Shares and Class B Shares (whereby the Class A Shares and Class B Shares shall, for the purposes hereof, be treated as a single class of shares) held by such person on the date of the resolution to issue the Class A Shares and/or Class B Shares, it being understood that this pre-emption right shall not apply to an issuance of Class A Shares:

•	to employees of Lilium or employees of a Lilium group company; and
•	to a person exercising a previously obtained right to acquire Class A Shares or Class B Shares, in accordance with the provisions of the articles of association.

No pre-emption rights shall apply in respect of an issuance of Class C Shares. The preemptive rights in respect of newly issued Class A Shares or Class B Shares may be restricted or excluded by a resolution of the General Meeting, upon proposal by the Board. Pursuant to the articles of association, the General Meeting may authorize the Board to limit or exclude the preemptive rights in respect of newly issued Class A Shares or Class B Shares. Such authorization for the Board can be granted and extended, in each case for a period not exceeding five years.

The Board is irrevocably authorized for a period of five years from September 14, 2021 to limit or exclude preemptive rights on Class A Shares and Class B Shares.

Transfer of Shares

Under Dutch law, transfers of Lilium Shares (other than in book-entry form) require a written deed of transfer and, unless Lilium is a party to the deed of transfer, an acknowledgement by or proper service upon Lilium to be effective.

Under the articles of association, if one or more Lilium Shares are admitted to trading on the Nasdaq or any other Regulated Market (as defined in the articles of association), Lilium may, by Board resolution, determine that the laws of the State of New York will apply to the property law aspects of the Lilium Shares included in the part of the register of shareholders kept by the relevant transfer agent. Such resolution, as well as the revocation thereof, must be made public as required by law and be made available for inspection at our office and the Dutch trade register. The Board adopted such a resolution effective as of September 14, 2021.

Form of Lilium Shares

Pursuant to the articles of association, Lilium Shares are registered shares.

Purchase and Repurchase of Lilium Shares

Under Dutch law, Lilium may not subscribe for newly issued Lilium Shares. Lilium may acquire Lilium Shares, subject to applicable provisions and restrictions of Dutch law and the articles of association, to the extent that:

•	such Lilium Shares are fully paid-up;
•	our equity capital, reduced by the acquisition price, is not less than the sum of the issued and paid-up capital and the reserves to be maintained pursuant to the law or the articles of association;
•	following the transaction contemplated, at least one Lilium Share remains outstanding and is not held by Lilium; and

•

if Lilium is admitted to trading on a Regulated Market, the nominal value of the Lilium Shares to be acquired, already held by Lilium or already held by Lilium as pledgee or which are held by Lilium subsidiaries, does not exceed 50% of our issued capital.

Other than Lilium Shares acquired for gratuitously or under universal title of succession (onder algemene titel) (e.g., through a merger or demerger) under statutory Dutch or other law, Lilium may acquire Lilium Shares pursuant to the restrictions set out above only if the General Meeting has authorized the Board to do so. An authorization by the General Meeting for the acquisition of Lilium Shares can be granted for a maximum period of 18 months. Such authorization must specify the number of Lilium Shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of the General Meeting is required if Lilium Shares are acquired by Lilium on Nasdaq with the intention of transferring such Lilium Shares to our employees or employees of a group company pursuant to an arrangement applicable to them. The General Meeting has adopted a resolution, with effect as at September 14, 2021, to authorize the Board to repurchase Lilium Shares for a period of 18 months permitted under Dutch law and the articles of association from time to time. For each annual General Meeting, Lilium expects that the Board will place on the agenda a proposal to re-authorize the Board to repurchase Lilium Shares for a period of 18 months from the date of the resolution. Lilium cannot derive any right to any distribution from Lilium Shares or voting rights attached to Lilium Shares acquired by it.

Capital Reduction

The General Meeting may resolve to reduce our issued share capital by (i) cancelling Lilium Shares or (ii) reducing the nominal value of the Lilium Shares by amending the articles of association (provided that the nominal value of a Lilium Shares cannot be less than €0.01). In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel Lilium Shares may only relate to Lilium Shares held by Lilium itself or in respect of which Lilium holds the depository receipts. A resolution of the General Meeting to reduce the capital requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the General Meeting.

A reduction of the nominal value of Lilium Shares without repayment and without release from the obligation to pay up the Lilium Shares must be effectuated proportionally on shares of the same class (unless all affected shareholders agree to a disproportional reduction).

A resolution that would result in a reduction of capital requires approval by a majority of the votes cast of each group of shareholders of the same class whose rights are prejudiced by the reduction. In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

General Meeting and Voting Rights

General Meeting

General Meetings are held in Amsterdam, Rotterdam, Utrecht, the Hague or in Haarlemmermeer (Schiphol Airport), the Netherlands. All of our shareholders and others entitled to attend the General Meetings are authorized to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.

We shall hold at least one General Meeting each year, to be held within six months after the end of our financial year or later, as may be permitted by Dutch law. A General Meeting shall also be held within three months after the Board has determined it to be likely that our equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required. If the Board fails to hold such General Meeting in a timely manner, each shareholder and other person entitled to attend the General Meeting may be authorized by the Dutch court to convene the General Meeting.

The Board may convene additional extraordinary General Meetings at its discretion, subject to the notice requirements described below. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend General Meetings of shareholders, alone or jointly representing at least 10% of our issued share capital, may on their application be authorized by the Dutch court to convene a General Meeting. The Dutch court will disallow the application if (i) the applicants have not previously requested in writing that the Board convenes a General Meeting, (ii) the Board convenes a General Meeting or (iii) the Board has not taken the necessary steps so that the General Meeting could be held within six weeks after such request.

The General Meeting is convened by a notice, which includes an agenda stating the items to be discussed and the location and time of the General Meeting. For the annual General Meeting the agenda will include, among other things, the management report (as far as required by law), the adoption of our annual accounts and the granting of discharge from liability to members of the Board for actions in respect of their management during the preceding financial year. In addition, the agenda for a General Meeting includes such additional items as determined by the Board. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend General Meetings, alone or jointly representing at least 3% of the issued share capital, have the right to request the inclusion of additional items on the agenda of General Meetings. Such requests must be made in writing, and may include a proposal for a shareholder resolution, and must be received by us no later than on the 60th day before the day the relevant General Meeting is scheduled to be held. No resolutions will be adopted on items other than those which have been included in the agenda.

We will give notice of each General Meeting by publication on our website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. We will observe the statutory minimum convening notice period for a General Meeting. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in our shareholders’ register.

Pursuant to the articles of association and Dutch law, the Board may determine a record date (registratiedatum) of 28 calendar days prior to a General Meeting to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote at the General Meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of the General Meeting.

Pursuant to the articles of association, the General Meeting is presided by the Chairman of the Board, or, if he is absent, by one of the other non-executive directors designated for that purpose by the Board. If no non-executive directors are present at the meeting, the General Meeting shall be presided by one of the executive directors designated for that purpose by the Board.

Voting Rights and Quorum

In accordance with Dutch law and the articles of association, and in each case without prejudice to the Voting Cap (as defined hereinafter) being applicable to any of shareholder:

•	each Class A Share confers the right to cast 12 votes in a General Meeting;

•	each Class B Share confers the right to cast 36 votes in a General Meeting; and
•	each Class C Share confers the right to cast 24 votes in a General Meeting.

Lilium Shares owned by the Company shall not bear any dividend rights unless rights of usufruct are created in respect of such Lilium Shares prior to the acquisition by the Company, in which case the holder of usufruct shall be entitled to any dividends on the underlying Lilium Shares.

Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of the General Meeting) of a shareholder, which proxy holder does not need to be a shareholder. Only the holder of a usufruct or pledge on Class A Shares shall have the voting rights attached thereto if so transferred and provided for when the usufruct or pledge was created.

The voting of any Lilium shareholder who opts in for the Shareholders’ Covenant (as defined in the articles of association) and is in breach of its commitment not to hold and/or acquire more than 24.9% of the total voting rights exercisable in the General Meeting, is capped at 24.9% of the votes which may be issued in the relevant General Meeting (the “Voting Cap”). The foregoing is subject to the Board determining that the relevant shareholder is in breach of its Shareholders’ Covenant.

Each of our shareholders is obliged to provide the Board with all information relevant to assess the applicability of the Voting Cap to the number of votes in the General Meeting available to such shareholder.

Under the articles of association, blank votes (votes where no choice has been made), abstentions and invalid votes shall not be counted as votes cast.

Resolutions of the shareholders are adopted at a General Meeting by a majority of votes cast, except where Dutch law or the articles of association provide for a special majority in relation to specified resolutions. The articles of association do not provide for a quorum requirement, subject to any provision of mandatory Dutch law.

Subject to certain restrictions in the articles of association, the determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. The Board will keep a record of the resolutions taken at each General Meeting.

Amendment of Articles of Association

At a General Meeting, at the proposal of the Board, the General Meeting may resolve to amend the articles of association. Such resolution requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the General Meeting. A resolution to amend the articles of association which negatively impacts the rights of holders of Class B Shares requires the prior approval of the Class B Shares voting as a separate class.

Merger, Demerger and Dissolution

At a General Meeting, at the proposal of the Board, the General Meeting may resolve to dissolve, or to legally merge or demerge the Company within the meaning of Title 7, Book 2 of the Dutch Civil Code. Such resolution requires a majority of at least two-thirds the votes cast, if less than half of the issued capital is represented at the General Meeting.

In the event of dissolution of the Company and unless Dutch law provides otherwise, the liquidation shall be effected by the Board unless the General Meeting appoints one or more other persons for this purpose.

Squeeze Out

A shareholder who for its own account (or together with its group companies) holds at least 95% of our issued share capital may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder who holds such 95% majority. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof Amsterdam) (the “Enterprise Chamber”) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber becomes final and irrevocable, the majority shareholder that instituted the squeeze-out proceedings shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to the majority shareholder. Unless the addresses of all minority shareholders are known to the majority shareholder acquiring the shares, the majority shareholder is required to publish the same in a newspaper with a national circulation.

A shareholder that holds a majority of our issued share capital, but less than the 95% required to institute the squeeze-out proceedings described above, may seek to propose and implement one or more restructuring transactions with the objective of obtaining at least 95% of our issued share capital so the shareholder may initiate squeeze-out proceedings. Those restructuring transactions could, among other things, include a merger or demerger involving the Company, a contribution of cash and/or assets against issuance of Lilium Shares, the issue of Lilium Shares to the majority shareholder without preemptive rights for minority shareholders or an asset sale transaction.

Depending on the circumstances, an asset sale of a Dutch public limited liability company (naamloze vennootschap) is sometimes used as a way to squeeze out minority shareholders, for example, after a successful tender offer through which a third party acquires a supermajority, but less than all, of the Company’s shares. In such a scenario, the business of the target company is sold to a third party or a special purpose vehicle, followed by the liquidation of the target company. The purchase price is distributed to all shareholders in proportion to their respective shareholding as liquidation proceeds, thus separating the business from the Company in which minority shareholders had an interest.

Any sale or transfer of all of our assets (see “— Certain Other Major Transactions” below) and our dissolution or liquidation is subject to approval by a majority of the votes cast in our General Meeting (see “— Merger, Demerger and Dissolution” above).

Certain Other Major Transactions

The articles of association and Dutch law provide that resolutions of the Board concerning a material change in our identity, character or business are subject to the approval of the General Meeting. Such changes include:

•	a transfer of all or materially all of our business/enterprise to a third party;

•

the entry into or termination of a long-lasting cooperation of the Company or of a subsidiary either with another legal person or company, or as a fully liable general partner of a limited partnership or a general partnership, if this cooperation or termination is of essential importance to the Company; and

•

the acquisition or disposition of a participating interest in the capital of a company by the Company or by one of our subsidiaries with a value of at least one third of the value of our assets, according to the balance sheet with explanatory notes or, if we prepare a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in our most recently adopted annual accounts.

Dividends and Other Distributions

We may only make distributions to our shareholders if our shareholders’ equity exceeds the sum of the paid-up and called-up share capital and the reserves that must be maintained under to Dutch law or by the articles of association.

The holders of Class A Shares and Class B Shares shall be entitled pari passu to the profits of the Company, pro rata to the total number of Class A Shares and Class B Shares held, provided that out of the profit of any financial year, the holders of Class C Shares shall be entitled to a maximum amount per financial year equal to 0.1% of the nominal value of such Class C Shares. The Board is permitted to declare interim dividends without the approval of the General Meeting. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that our shareholders’ equity, based on interim financial statements, exceeds the sum of the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the articles of association. We may reclaim any distributions, whether interim or not interim, made in contravention of Dutch law or the articles of association from our shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay our due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to our creditors.

The corporate body that declares the (interim) dividend may determine that distributions shall be made in whole or in part in a currency other than the Euro. The Board will set the record date to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to us (verjaring). Unless the General Meeting resolves, at the proposal of the Board, upon a different term for that purpose, dividends shall be made payable within 30 days after they are declared.

We do not anticipate paying any dividends on Lilium Shares for the foreseeable future. For more information see the section of the Form 20-F entitled “Dividend Policy.”

Warrants

There are 12,649,946 Public Warrants outstanding as of December 31, 2021. The Public Warrants, which entitle the holder to purchase one Class A Share at an exercise price of $11.50 per Class A Share, became exercisable on October 14, 2021, thirty days after the completion of the Business Combination. The Public Warrants will expire on September 14, 2026, five years after the completion of the Business Combination, or earlier upon redemption or liquidation in accordance with their terms. There are also 7,060,000 Private Warrants outstanding. The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants were not transferable, assignable or salable until October 14, 2021. In addition, on October 22, 2021, we issued the Azul Warrants to Azul on a fully vested basis, which are exercisable for 1,800,000 Class A Shares at an exercise price of €0.12 per Class A Share. Azul is entitled to exercise the Azul Warrants at any time on or prior to October 22, 2026. The Public Warrants and the Private Warrants are collectively referred to herein as the “SPAC Warrants”.

Lilium will have the ability to redeem outstanding SPAC Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per SPAC Warrant, provided that the closing price of the Class A Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. Lilium will not redeem the SPAC Warrants as described above unless a registration statement under the Securities Act covering the Class A Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Class A Shares is available throughout the 30-day redemption period. If and when the SPAC Warrants become redeemable by Lilium, Lilium may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding SPAC Warrants could force holders of SPAC Warrants to (i) exercise their SPAC Warrants and pay the exercise price therefor, (ii) sell their SPAC Warrants at the then-current market price, or (iii) accept the nominal redemption price which, at the time the outstanding SPAC Warrants are called for redemption, is likely to be substantially less than the market value of the SPAC Warrants.

In addition, Lilium will have the ability to redeem the outstanding SPAC Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the Class A Shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. If trading prices for the Class A Shares have not exceeded the $10.00 per share threshold at which the SPAC Warrants would become redeemable, holders will be able to exercise their SPAC Warrants prior to redemption for a number of Class A Shares determined based on the redemption date and the fair market value of the Class A Shares.

Notices

We will give notice of each General Meeting by publication on our website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow to comply with Dutch law and applicable stock exchange and SEC requirements. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in our shareholders’ register.

Certain Disclosure Obligations

We are subject to certain disclosure obligations under Dutch and U.S. law and the rules of Nasdaq. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of Nasdaq as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

Financial Reporting Under Dutch Law

The Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving, the “FRSA”), applies to our financial reporting. Under the FRSA, the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten, “AFM”) supervises the application of financial reporting standards by, among others, companies whose corporate seats are in the Netherlands and whose securities are listed on a regulated market within the EU or on an equivalent third (non-EU) country market. As our corporate seat is in the Netherlands and most of our shares are listed on Nasdaq, the FRSA will supervise our financial reporting standards.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from the Company regarding the application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt our financial reporting meets such standards and (ii) recommend to the Company that we make available further explanations and file these with the AFM. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber orders us to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation on the way we have applied the applicable financial reporting standards to our financial reports or (iii) prepare our financial reports in accordance with the Enterprise Chamber’s instructions.

Periodic Reporting Under U.S. Securities Law

We are a “foreign private issuer” under the securities laws of the United States and the rules of the Nasdaq. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. We intend to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and Nasdaq’s listing standards. Under the Nasdaq rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the Nasdaq rules permit a “foreign private issuer” to comply with our home country rules in lieu of the listing requirements of Nasdaq.

Nasdaq Rules

For so long as our shares are listed on Nasdaq, we will be required to meet certain requirements relating to ongoing communication and disclosure to Lilium shareholders, including a requirement to make any annual report filed with the SEC available on or through our website and to comply with the “prompt disclosure” requirement of Nasdaq with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on Nasdaq must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/corporate governance, compensation and audit committees and shareholder approval of certain transactions.

Certain Insider Trading and Market Manipulation Laws

Dutch and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances.

In connection with our listing on Nasdaq, we have adopted an insider trading policy. This policy provides for, among other things, rules on transactions by members of the Board and our employees in Lilium Shares or in financial instruments the value of which is determined by the value of the shares.

The Netherlands

On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. The MAR does not apply to us or to the Lilium Shares as the Lilium Shares are solely listed on Nasdaq, a stock exchange outside the European Economic Area. As a result, there are no EU rules applicable to us relating to market abuse, such as insider trading, tipping, market manipulation and notification rules for director dealings applicable to us.

United States

The United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material non-public information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the Board, officers and other employees of the Company may not purchase or sell shares or other securities of the Company when in possession of material, non-public information about the Company (including our business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about the Company.

We have identified those persons working for us who could have access to inside information on a regular or incidental basis and have informed such persons of the prohibitions on insider trading and market manipulation imposed by U.S. laws, including the sanctions which can be imposed in the event of a violation of those rules.

Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders of Lilium

Our directors, executive officers and shareholders are subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under Dutch law as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances.

DCGC

As we have our registered seat in the Netherlands and have our Lilium Shares listed on an equivalent third (non-EU) country market to a regulated market (e.g., Nasdaq), we are subject to the Dutch Corporate Governance Code (the “DCGC”). The DCGC contains both principles and best practice provisions for the Board, shareholders and the General Meeting, financial reporting, auditors, disclosure compliance and enforcement standards.

The DCGC is based on a “comply or explain” principle. Accordingly, we are required to disclose in our management report publicly filed in the Netherlands, whether or not we are complying with the various provisions of the DCGC. If we do not comply with one or more of those provisions (e.g., because of a conflicting Nasdaq requirement or U.S. market practice), we are required to explain the reasons for such non-compliance.

Dutch Civil Code

The Dutch Civil Code provides for certain disclosure obligations in our annual accounts. Information on directors’ remuneration and rights to acquire Lilium Shares must be disclosed in our annual accounts.

Transfer Agent and Warrant Agent

Under the articles of association, the Board may resolve, with due observation of the statutory requirements, that the laws of the State of New York apply to the property law aspects of the Lilium Shares for as long as the Lilium Shares are in book-entry form, as included in the part of the register of shareholders kept by the relevant transfer agent and/or listed on a Regulated Market.

We have listed the Lilium Shares in book-entry form and such Lilium Shares, through the transfer agent, are not certificated. We have appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain our shareholders’ and warrant holders’ register on behalf of the Board and to act as transfer agent and registrar for the Lilium Shares. Our Class A Shares and the Public Warrants trade on Nasdaq in book-entry form.

Registration Rights and Lock-Up Arrangements

In connection with the closing of the Business Combination Agreement, the Sponsor and certain current shareholders of Lilium receiving Lilium Shares in the Business Combination (the “Lilium Holders” and, together with the Sponsor, the “Registration Rights Holders”) entered into an amended and restated registration rights agreement, dated as of September 13, 2021 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we agreed that, within 30 calendar days after the consummation of the Business Combination, which occurred on September 14, 2021, we would file with the SEC (at our sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and would use our commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Registration Rights Holders can demand up to two underwritten offerings in any six month period (and we are not required to effect more than four underwritten offerings in any 12 month period), and the Registration Rights Holders will be entitled to customary piggyback registration rights. The Registration Rights Agreement does not provide for the payment of any cash penalties by Lilium if we fail to satisfy any of our obligations under the Registration Rights Agreement.

In addition, pursuant to the Registration Rights Agreement, the Sponsor and the Lilium Holders have agreed to be bound by certain restrictions on transfer of their Lilium Shares (and securities convertible into or exercisable for Lilium Shares, including the Private Warrants) to be held by the Sponsor or the Lilium Holders immediately following the consummation of the Business Combination (the “Lock-Up Shares”), other than to certain permitted transferees. The Sponsor and the Lilium Holders have agreed, for the duration of the applicable Lock-Up Period (as defined below) with respect to any such persons, not to (a) sell or assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Lock-Up Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, whether settled by delivery of such Lock-Up Shares, in cash or otherwise, or (c) publicly announce any intention to effect any transaction described in clause (a) or (b) above. The restrictions described above will be effective for a period (the “Lock-Up Period”) beginning on the Final Closing Date and ending (i) with respect to the Lilium Holders, 180 days after the Final Closing Date and (ii) with respect to the Sponsor, the earlier of (A) 360 days after the Final Closing Date and (B) (x) the first date on which the closing price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Final Closing Date and (y) the date on which Lilium consummates a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their Lilium Shares for cash, securities or other property. The Lock-up Period for the Lock-up Shares held by the Lilium Holders expired on March 13, 2022.

In addition, we have entered into a registration rights agreement granting customary registration rights to Azul in respect of the Class A Shares issuable upon the exercise of the Azul Warrants.

Listing of Securities

Our Class A Shares and the Public Warrants are listed on Nasdaq under the symbols “LILM” and “LILMW,” respectively. Holders of our securities should obtain current market quotations for their securities. There can be no assurance that our Class A Shares and/or warrants will remain listed on Nasdaq. If we fail to comply with the Nasdaq listing requirements, our Class A Shares and/or warrants could be delisted from Nasdaq. A delisting of our Class A Shares will likely affect the liquidity of our Class A Shares and warrants and could inhibit or restrict our ability to raise additional financing.